EXHIBIT 99.1

          NEWS RELEASE FROM...

          Reading & Bates Corporation       Falcon Drilling Company, Inc.
          901 Threadneedle, Suite 200       1900 West Loop South, Suite 1800
          Houston, Texas 77079              Houston, Texas 77027
          Telephone: 281/496-5000           Tel: 713/623-8984


          FOR IMMEDIATE RELEASE
          DECEMBER 16, 1997

          READING & BATES AND FALCON DRILLING ANNOUNCE BOARD OF
          DIRECTORS FOR R&B FALCON CORPORATION

          Houston, Texas - Reading & Bates Corporation (NYSE: RB) and Falcon Drilling Company, Inc. (NYSE: FLC) announced today that the directors of R&B Falcon Corporation would be Arnold L. Chavkin, Paul B. Loyd, Jr., Macko A.E. Laqueur, Charles A. Donabedian, and Robert L. Sandmeyer, who are currently Directors of Reading & Bates, and Purnendu Chatterjee, Douglas A.P. Hamilton, Michael E. Porter, Steven A. Webster, and William Ziegler, who are currently Directors of Falcon. Messers. Loyd and Webster are currently the directors of R&B Falcon Corporation. The other directors will take office immediately prior to the mergers which will result in Reading & Bates and Falcon becoming wholly owned subsidiaries of R&B Falcon Corporation. The shareholder meetings of Reading & Bates and Falcon to vote on the proposed combination will be held on December 23, 1997, and is expected that the combination will be made effective after the close of business on December 31, 1997.

          The following is additional information about each of the persons who will serve as a director of R&B Falcon Corporation:

          Dr. Purnendu Chatterjee has been a director of Falcon since 1993. Dr. Chatterjee is a private investor. A corporation controlled by Dr. Chatterjee is the general partner of a limited partnership that constitutes Falcon's largest stockholder.

          Arnold L. Chavkin has been a director of Reading & Bates since August 1991. Mr. Chavkin is general partner of Chase Capital Partners, a general partnership which invests in leveraged buyouts, recapitalizations, growth equities and venture situations.

          Charles A. Donabedian has been a director of Reading & Bates since 1989. Mr. Donabedian is Chairman and Chief Executive Officer of Winston Financial Incorporated (formerly Winston Midwest Marketing, Inc.), which provides product development, marketing and sales consulting and services to the financial service industry.

          Douglas A.P. Hamilton has been a director of Falcon since 1992. He is a private investor, and is one of Falcon's original investors.

          Macko A.E. Laqueur has been a director of Reading & Bates since April 1995. Mr. Laqueur is a senior partner and one of the two founders of Venture Capital Investors, a private investment company located in Amsterdam, The Netherlands.

          Paul B. Loyd, Jr. has been Chairman and Chief Executive Officer of Reading & Bates since June 1991.

          Dr. Michael E. Porter has been a director of Falcon since January 1997. Dr. Porter is the C. Roland Christensen Professor of Business Administration at the Harvard Business School.

          Robert L. Sandmeyer has been a director of Reading & Bates since September 1988. Dr. Sandmeyer served as Dean of the College of Business Administration at Oklahoma State University and Professor of Economics until his retirement in 1994.

          Steven A. Webster has been the Chairman and Chief Executive Officer of Falcon since its organization in 1991.

          William Ziegler has been a director of Falcon since 1991. Mr. Ziegler is a partner in the law firm of Parson & Brown.


          For more information contact:
          Charles R. Ofner at Reading & Bates Corporation (281) 496-5000 Robert F. Fulton at Falcon Drilling Company (713) 623-8984